Exhibit 10.3

NONQUALIFIED STOCK OPTION AWARD AGREEMENT
FOR EMPLOYEES

TUESDAY MORNING CORPORATION
2004 LONG-TERM EQUITY INCENTIVE PLAN

This NONQUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”) is entered into between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and                  (“Optionee”).  The Board of Directors of the Company has adopted the Tuesday Morning Corporation 2004 Long-Term Equity Incentive Plan, as amended (the “Plan”), the terms of which are incorporated by reference herein in their entirety.  The Company considers that its interests will be served by granting Optionee an option to purchase shares of common stock of the Company as an inducement for his continued and effective performance of services for the Company.  Any term used in this Agreement that is not specifically defined herein shall have the meaning specified in the Plan.

IT IS AGREED:

1.  Grant of Option. Subject to the terms of the Plan and this Agreement, on                                (the “Grant Date”), the Company granted to Optionee an option (the “Option”) to purchase              shares of the common stock of the Company, $.01 par value per share (the “Common Stock”), at a price of                per share (the “Exercise Price”), subject to adjustment as provided in the Plan.

2.  Type of Option.  The Option is a nonqualified stock option which is not intended to be governed by section 422 of the Code.

3.  Vesting of Option.  The Option shall not be exercisable either in part or in whole unless the performance goal set forth on the attached Exhibit 1 (the “Performance Goal”) is achieved by                                (the “Performance Date”).  If the Performance Goal is achieved by the Performance Date then the Option is exercisable in accordance with the following schedule (subject to the provisions of the Plan including the requirement in Section 6(e) that Optionee continue to be employed on the dates set forth below):

(a)  on                               , the Option will vest and may be exercised with respect to one-third of the shares of Common Stock subject to the Option;

(b)  on                               , the Option will vest and may be exercised with respect to an additional one-third of the shares of Common Stock subject to the Option;

(c)  on                               , the Option will vest and may be exercised with respect to the remaining one-third of the shares of Common Stock subject to the Option, so that                                the Option shall be exercisable in full; and

(d)  to the extent not exercised, installments shall be cumulative and may be exercised in whole or in part.

If the Performance Goal is not achieved by the Performance Date then the Option and all rights of Optionee pursuant to this Agreement shall lapse, terminate and become null and void on the Performance Date.

4.  Change of Control.  If there is a Change in Control of the Company, all of the Participant’s Options shall become fully vested and exercisable immediately prior to such Change in control and shall remain so until the expiration date of the Options.

5.  Manner of Exercise.

(a)  To the extent that the Option is exercisable in accordance with Section 3 of this Agreement, the Option may be exercised by Optionee at any time, or from time to time, in whole or in part, on or prior to the termination of the Option (as set forth in Section 5 of this Agreement)

upon payment of the Exercise Price for the shares to be acquired in accordance with the terms and conditions of this Agreement and the Plan.

(b)  If Optionee is entitled to exercise the vested portion of the Option, and wishes to do so, in whole or part, Optionee shall (i) deliver to the Company a fully completed and executed notice of exercise, in the form attached as Annex A hereto, or such other form as may hereinafter be designated by the Company in its sole discretion, specifying the exercise date and the number of shares of Common Stock to be purchased pursuant to such exercise and (ii) remit to the Company in a form satisfactory to the Company, in its sole discretion, the Exercise Price for the shares to be acquired on exercise of the Option, plus an amount sufficient to satisfy any withholding tax obligations of the Company that arise in connection with such exercise (as determined by the Company) in accordance with the provisions of Sections 6(b) and 10 of the Plan.

(c)  The Company’s obligation to deliver shares of the Common Stock to Optionee under this Agreement is subject to and conditioned upon Optionee satisfying all tax obligations associated with Optionee’s receipt, holding and exercise of the Option.  Unless otherwise approved by the Board, all such tax obligations shall be payable in accordance with the provisions of Section 6(b) of the Plan.  The Company and its Subsidiaries, as applicable, shall be entitled to deduct from any payment otherwise due to Optionee the amount necessary to satisfy all such taxes.

(d)  Upon full payment of the Exercise Price and satisfaction of all applicable tax obligations, and subject to the applicable terms and conditions of the Plan and the terms and conditions of this Agreement, the Company shall cause certificates for the shares purchased hereunder to be delivered to Optionee or cause an uncertificated book-entry representing the such shares to be made.

6.  Termination of Option.  The Option shall terminate and become null and void on the earliest of (a) the Performance Date as set forth in Section 3 if the Performance Goal is not achieved by the Performance Date, (b) the last day of the ten-year period commencing on the Grant Date or (c) as provided in Section 6(e) of the Plan.  If Optionee ceases to be an employee of the Company for any reason the Option shall not continue to vest after such cessation of service as an employee.

Upon the death of Optionee prior to the expiration of his Option, his executors, administrators or any person or persons to whom his Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option to exercise the Option with respect to the number of shares that Optionee would have been entitled to exercise if he were still alive.

7.  Tax Withholding.  To the extent that the receipt of the Option or this Agreement, the vesting of the Option or the exercise of the Option results in income to Optionee for federal, state or local income, employment or other tax purposes with respect to which the Company or its Subsidiaries or any affiliate has a withholding obligation, Optionee shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Company or its Subsidiaries or any affiliate may require to meet its obligation under applicable tax laws or regulations, and, if Optionee fails to do so, the Company or its Subsidiaries or any affiliate is authorized to withhold from the shares subject to the Option (based on the Fair Market Value of such shares as of the date the amount of tax to be withheld is determined) or from any cash or stock remuneration then or thereafter payable to Optionee any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation.

8.  Capital Adjustments and Reorganizations. The existence of the Option shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

9.  Employment Relationship. For purposes of this Agreement, Optionee shall be considered to be in the employment of the Company as long as Optionee has an employment relationship with the Company.  The

Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

10  Not an Employment Agreement.  This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between Optionee and the Company, its Subsidiaries or any of its affiliates or guarantee the right to remain employed by the Company, its Subsidiaries or any of its affiliates for any specified term.

11.  No Rights As Stockholder.  Optionee shall not have any rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of such shares following his exercise of the Option pursuant to its terms and conditions and payment of all amounts for and with respect to the shares.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date a certificate or certificates are issued for such shares or an uncertificated book-entry representing such shares is made.

12.  Legend.  Optionee consents to the placing on the certificate for any shares covered by the Option of an appropriate legend restricting resale or other transfer of such shares except in accordance with the Securities Act of 1933 and all applicable rules thereunder.

13.  Notices.  Any notice, instruction, authorization, request, demand or other communications required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the Company’s principal business office address to the attention of the Corporate Tax Director and to Optionee at Optionee’s residential address as it appears on the books and records of the Company, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

14.  Amendment and Waiver.  Except as otherwise provided herein or in the Plan or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and Optionee.  Only a written instrument executed and delivered by the party waiving compliance hereof shall waive any of the terms or conditions of this Agreement.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized director or officer of the Company other than Optionee.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same.  No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any condition, or the breach of any other term of condition.

15.  Dispute Resolution.  In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the Committee.

16.  Governing Law and Severability.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law provisions.  The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

17.  Transfer Restrictions.  The shares of Common Stock subject to the Option granted hereby may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  Optionee also agrees (a) that the Company may refuse to cause the transfer of shares of Common Stock subject to the Option to be registered on the applicable stock transfer records if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (b) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the shares of Common Stock subject to the Option.

18.  Successors and Assigns.  This Agreement shall, except as herein stated to the contrary, inure to the benefit of and bind the legal representatives, successors and assigns of the parties hereto.

19.  Optionee’s Agreement.  In accepting the Option, Optionee accepts and agrees to be bound by all the terms and conditions of the Plan which pertain to nonqualified stock options granted under the Plan.

21.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes but all of which taken together shall constitute but one and the same instrument.

22.  Option Transfer Prohibitions.  The Option granted to Optionee under this Agreement shall not be transferable or assignable by Optionee other than by will or the laws of descent and distribution, and shall be exercisable during Optionee’s lifetime only by him.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the Grant Date.

TUESDAY MORNING CORPORATION

By:
Name:
Title:

Accepted:

Name of Optionee:

Date: , 20

Exhibit 1

Performance Goals

Subject to the limitations set forth in the Plan, the (Compensation) Committee (of the Board of Directors), at any time, and from time to time, may grant Nonqualified Stock Options under the Plan to Eligible Participants, in such amount and upon such terms as the Committee determines.  Subject to the limitations set forth in the Plan, the Committee shall have complete discretion in determining the size, composition and terms of Nonqualified Stock Options so granted to a Participant.

The vesting and exercise of the Nonqualified Stock Options delineated in this Agreement shall be based upon the attainment of a performance goal set by the Committee.

On                               , the Compensation Committee approved an earnings per share (dilutive) performance goal of        cents for the fiscal year of the Company ending                               .  If the earnings per share (dilutive) achieved by the Company for the fiscal year of the Company ending                               , equals or exceeds        cents per share of common stock on a fully-diluted basis, the Option may then vest and be exercisable, if at all, in accordance with the schedule set forth in Section 3.  If the earnings per share (dilutive) achieved by the Company for the fiscal year of the Company ending                                 , is less than        cents per share of common stock on a fully-diluted basis, the Option will not vest or be exercisable and the Option and all rights of Optionee pursuant to this Agreement shall lapse, terminate and become null and void on                               .

Earning per share (dilutive) shall be determined no later than                         , as disclosed in the Company’s audited financial statements filed with the Securities and Exchange Commission Form 10-K for the fiscal year ending                         .